UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 744-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 4, 2012, Pinnacle Financial Partners, Inc. (the “Company”) and its wholly owned bank subsidiary Pinnacle Bank (the “Bank”) entered into a Change of Control Agreement (the “Agreement”) with J. Harvey White, the Bank’s Chief Credit Officer/Chairman Knoxville. The initial term of the Agreement is from September 4, 2012 to December 31, 2012. Thereafter, the Agreement will automatically renew for a twelve month period, unless prior to November 30, the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or Mr. White gives written notice to the other of its intent to terminate the Agreement. Notwithstanding the foregoing, in the event that prior to the earlier of a Change of Control (as defined below) or the Company entering into an agreement providing for a Change of Control, Mr. White shall cease to serve as the Chief Credit Officer/Chairman Knoxville, or the Compensation Committee or the Company’s Chief Executive Officer shall determine, in their sole discretion, that it is no longer appropriate to provide Mr. White with post-change of control benefits, the Agreement may be terminated upon ten (10) days written notice.

Pursuant to the terms of the Agreement, if, within twelve (12) months following a Change of Control (as defined below), the Company or the Bank terminates Mr. White’s employment without Cause (as defined below) or Mr. White terminates his employment for Cause (as defined below), the Company will be obligated to pay Mr. White a payment equal to two (2) times his then current base salary and target bonus amount on the last day of the month following the date of his termination. Furthermore, Mr. White and his immediate family will be entitled to continue to receive the health insurance plan benefits then in effect for employees of the Company and/or the Bank for a period of three years, including the Company funded portion of the plan. In addition, Mr. White will also receive tax assistance, advice and filing preparation services from a qualified accounting firm of his choice for a period of three years at a cost to the Company and/or the Bank not to exceed $2,500.

For purposes of the Agreement, “Change of Control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board of Directors of either the Company or the Bank over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s or the Bank’s shareholders, as applicable, before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

For purposes of the Agreement, “Cause” for purposes of determining whether Mr. White has the ability to voluntarily terminate his employment and receive payment of the change of control benefits under the Agreement, generally means that immediately following the Change of Control, a material modification in Mr. White’s job title or scope of responsibility has occurred without his consent; Mr. White, without his consent, no longer reports directly to the individual serving as the chief executive officer of the publicly-held parent company of the Bank; an adverse change in Mr. White’s overall supervisory authority occurs without his consent; a change in Mr. White’s office location of more than 25 miles from his office location immediately following the Change of Control is effected without his consent; a material change in Mr. White’s salary, bonus opportunity or other benefits has occurred; or the Agreement is not renewed prior to the expiration of the then current term.

For purposes of the Agreement, “Cause”, for purposes of determining whether the Company or the Bank has terminated Mr. White’s employment in a manner that does not require the payment to Mr. White of the change of control benefits under the Agreement means a material breach by Mr. White of the terms of the Agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or the Bank; conduct by Mr. White that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities; failure by Mr. White to perform his duties and responsibilities as an employee which remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or the Bank; Mr. White’s arrest for, his charge in relation to or conviction of a crime involving breach of trust or moral turpitude; conduct by Mr. White that amounts to gross and willful insubordination or inattention to his duties and responsibilities as an employee of the Company or the Bank; or conduct by Mr. White that results in his removal as an officer or executive of the Company or the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or the Bank.

The foregoing description of the Agreement does not purport to be a complete description of the parties’ rights and obligations under the Agreement. The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 8.01	Other Events.

On September 4, 2012, the conversion of Pinnacle National Bank from a national association to a Tennessee state-chartered bank became effective. In connection with the conversion, Pinnacle National Bank is now known as Pinnacle Bank.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Change of Control Agreement dated as of September 4, 2012 by and among Pinnacle Financial Partners, Inc. Pinnacle Bank and Joseph Harvey White.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and Chief Financial Officer

Date: September 6, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change of Control Agreement dated as of September 4, 2012 by and among Pinnacle Financial Partners, Inc. Pinnacle Bank and Joseph Harvey White.